Exhibit 99.1

WEYCO REPORTS SECOND QUARTER 2024 SALES AND EARNINGS

Milwaukee, Wisconsin---August 6, 2024---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended June 30, 2024.

Second Quarter 2024 Overview

●	Net sales: $63.9 million (down 5% compared to $67.0 million in Q2 2023)
●	Gross earnings: 43.9% of net sales (up from 43.3% of net sales in Q2 2023)
●	Earnings from operations: $6.7 million (flat with Q2 2023)
●	Net earnings: record $5.6 million (up 15% over previous record in Q2 2023)
●	Diluted earnings per share: $0.59 (up from $0.50 in Q2 2023)

North American Wholesale Segment

Net sales in our wholesale segment were $50.2 million, down 2% from $51.5 million in the second quarter of 2023. Second-quarter sales of the Florsheim and Nunn Bush brands were up 3% and 8%, respectively, with the increase at Nunn Bush due partly to a timing shift of shipments to a large retailer from third to second quarter.  Stacy Adams sales were down 10% for the quarter, mainly in the dress-shoe category. BOGS second-quarter sales were down 33%, as outdoor retailers continued to be cautious with orders after a recent period of oversaturation of inventories in the outdoor market. However, retailer inventory levels are starting to normalize, and we believe BOGS demand will improve as we enter the prime selling season for the brand in the back half of the year.

Wholesale gross earnings were 38.2% of net sales compared to 37.0% of net sales last year. Gross margins improved as a result of lower inventory costs. Wholesale selling and administrative expenses totaled $13.4 million for the quarter compared to $13.7 million last year. As a percent of net sales, wholesale selling and administrative expenses were flat at 27% in both 2024 and 2023. Wholesale operating earnings totaled $5.8 million for the quarter, up 8% from $5.4 million in 2023, primarily due to the impact of higher gross margins.

North American Retail Segment

Net sales in our retail segment, which were generated mainly by our e-commerce websites, were flat at $7.6 million in both the second quarters of 2024 and 2023. Sales increases on the Florsheim and BOGS websites were offset by lower sales on our other brands’ websites this quarter.

Retail gross earnings as a percent of net sales were 67.5% and 66.2% in the second quarters of 2024 and 2023, respectively. Retail operating earnings were $0.7 million, down from $1.1 million in last year’s second quarter. The decrease was due to higher retail selling and administrative expenses this year, primarily web advertising and freight costs. Web advertising expenses in the second quarter of 2024 increased compared to last year’s second quarter due to the reallocation of certain expenditures historically charged to our wholesale segment that primarily benefit our websites.

Other Operations

Our other operations historically included our retail and wholesale businesses in Australia, South Africa, and Asia Pacific (collectively, “Florsheim Australia”). We ceased operations in the Asia Pacific region in 2023 and are in the final stages of winding down that business. As a result, the 2024 operating results of the “other” category primarily reflect that of Australia and South Africa.

Net sales of Florsheim Australia were $6.1 million, down 23% from $7.9 million in the second quarter of 2023, due largely to the closing of our Asia Pacific operations.  Sales in Australia were also down due to three fewer retail stores operating during the quarter, compared to the same period last year, and the mid-year 2023 loss of a sizeable wholesale customer.

Florsheim Australia’s gross earnings were 62.0% of net sales for the quarter and 62.4% of net sales last year.  Its operating earnings totaled $0.2 million for the period down from $0.3 million last year, as a result of lower sales.

Other Income / (Expense)

Interest income totaled $1.0 million in the second quarter of 2024 compared to $0.2 million in last year’s second quarter. This year included interest earned on higher cash balances in the U.S. and Canada.

“We are seeing signs of recovery within our wholesale business, with two of our major brands posting gains for the second quarter, and all brands’ performance improving relative to the first quarter of 2024,” stated Thomas W. Florsheim, Jr. Chairman and CEO. “We are pleased with these results in spite of inflationary pressures that persist, impacting consumer buying. Channel inventories have begun to normalize and, while ordering patterns remain conservative among U.S. retailers, we are anticipating an increase in at-once business in the second half of the year.”

On August 6, 2024, our Board of Directors declared a cash dividend of $0.26 per share to all shareholders of record on August 19, 2024, payable September 30, 2024.

Conference Call Details

Weyco Group will host a conference call on August 7, 2024, at 11:00 a.m. Eastern Time to discuss the second quarter 2024 financial results in more detail.  To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes, and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://register.vevent.com/register/BI0df6b3e05d40441fa61e8df12529d329.

The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/c4dhrphx. The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs, a slow down or contraction in the overall U.S. or Australian economies, our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends, our ability to successfully procure our products from independent manufacturers on a timely basis, consumer acceptance of products and other factors affecting retail market conditions, increased interest rates, the uncertain impact of the wars in Ukraine and Israel and the related economic and other sanctions imposed by the U.S. and European Union, and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 14, 2024, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(In thousands, except per share amounts)

Net sales	$63,932	$67,014	$135,490	$153,308
Cost of sales	35,840	38,007	75,391	87,139
Gross earnings	28,092	29,007	60,099	66,169

Selling and administrative expenses	21,431	22,307	45,187	49,083
Earnings from operations	6,661	6,700	14,912	17,086

Interest income	964	190	1,869	329
Interest expense	—	(132)	—	(517)
Other expense, net	(143)	(168)	(238)	(298)

Earnings before provision for income taxes	7,482	6,590	16,543	16,600

Provision for income taxes	1,875	1,726	4,286	4,291

Net earnings	$5,607	$4,864	$12,257	$12,309

Weighted average shares outstanding
Basic	9,429	9,440	9,433	9,461
Diluted	9,548	9,542	9,564	9,625

Earnings per share
Basic	$ 0.60	$ 0.51	$ 1.30	$ 1.30
Diluted	$ 0.59	$ 0.50	$ 1.28	$ 1.28

Cash dividends declared (per share)	$ 0.26	$ 0.25	$ 0.51	$ 0.49

Comprehensive income	$5,741	$5,210	$11,372	$12,448

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2024	2023

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$78,407	$69,312
Marketable securities, at amortized cost	—	215
Accounts receivable, net	37,338	39,275
Income tax receivable	332	245
Inventories	67,944	74,890
Prepaid expenses and other current assets	3,506	6,172
Total current assets	187,527	190,109

Marketable securities, at amortized cost	6,367	6,354
Deferred income tax benefits	1,074	1,096
Property, plant and equipment, net	28,566	29,504
Operating lease right-of-use assets	10,597	12,520
Goodwill	12,317	12,317
Trademarks	33,168	33,168
Other assets	24,203	24,274
Total assets	$303,819	$309,342

LIABILITIES AND EQUITY:
Accounts payable	$4,573	$8,845
Dividend payable	—	2,352
Operating lease liabilities	3,514	3,979
Accrued liabilities	10,865	14,446
Total current liabilities	18,952	29,622

Deferred income tax liabilities	11,837	11,819
Long-term pension liability	13,482	13,412
Operating lease liabilities	7,958	9,531
Other long-term liabilities	386	465
Total liabilities	52,615	64,849

Common stock	9,491	9,497
Capital in excess of par value	72,346	71,661
Reinvested earnings	187,563	180,646
Accumulated other comprehensive loss	(18,196)	(17,311)
Total equity	251,204	244,493
Total liabilities and equity	$303,819	$309,342

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2024	2023

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$12,257	$12,309
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	1,204	1,279
Amortization	133	137
Bad debt (recovery) expense	(2)	88
Deferred income taxes	(11)	55
Net foreign currency transaction losses (gains)	28	(9)
Share-based compensation expense	698	675
Pension expense	441	647
Loss on disposal of fixed assets	20	—
Increase in cash surrender value of life insurance	(210)	(210)
Changes in operating assets and liabilities -
Accounts receivable	1,948	18,982
Inventories	6,941	24,115
Prepaid expenses and other assets	2,800	2,167
Accounts payable	(4,264)	(9,305)
Accrued liabilities and other	(4,225)	(5,273)
Accrued income taxes	(90)	(2,003)
Excess tax benefits from share-based compensation	—	(73)
Net cash provided by operating activities	17,668	43,581

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	215	1,010
Purchases of property, plant and equipment	(344)	(1,381)
Net cash used for investing activities	(129)	(371)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(7,162)	(6,920)
Shares purchased and retired	(514)	(2,134)
Net proceeds from stock options exercised	—	24
Payment of contingent consideration	—	(500)
Taxes paid related to the net share settlement of equity awards	—	(173)
Proceeds from bank borrowings	—	63,047
Repayments of bank borrowings	—	(91,613)
Net cash used for financing activities	(7,676)	(38,269)

Effect of exchange rate changes on cash and cash equivalents	(768)	145

Net increase in cash and cash equivalents	$9,095	$5,086

CASH AND CASH EQUIVALENTS at beginning of period	69,312	16,876

CASH AND CASH EQUIVALENTS at end of period	$78,407	$21,962

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$4,337	$6,273
Interest paid	$—	$808